 EX‑35.1

(logo)WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2015, by and among J.P. Morgan ChaseCommercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Torchlight Loan Services, LLC, as SpecialServicer, Wells Fargo Bank, NationalAssociation, as Certificate Administrator, Wilmington Trust, NationalAssociation, as Trustee,and Pentalpha Surveillance LLC, as Senior Trust Advisor with respectto Commercial MortgagePass-Through Certificates Series2015-C30 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuantto Section 11.09 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activitiesof the Master Servicer during the period from July 1, 2015 through December 31, 2015 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all materialrespects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 4th day of March 2016.

/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank

Wells Fargo Bank, N.A.

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